Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
mdonovan@HealthExtras.com
HealthExtras, Inc.
301-548-2900

HEALTHEXTRAS REPORTS RECORD THIRD QUARTER RESULTS

Net Income Up 54% and Revenues Up 51% Over Prior Year

Company Reports Net Income of $4.3 Million, Provides Preliminary Guidance for 2005

ROCKVILLE, MD, October 27, 2004 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the third quarter ended September 30, 2004.

Third Quarter Highlights

•	Net income for the third quarter 2004 was $4.3 million or $.12 per share, a 54% increase over comparable third quarter 2003 earnings of $2.8 million or $.08 per share.

•	Revenues for the third quarter 2004 totaled $143.2 million, a 51% increase over third quarter 2003 revenues of $95.0 million.

•	Over 3.7 million prescriptions were processed during the quarter and earnings before interest, taxes, depreciation, and amortization (EBITDA) were $8.0 million. See attached reconciliation of EBITDA to net income.

“We are pleased with the Company’s financial performance,” said David T. Blair, Chief Executive Officer of HealthExtras. “The quarter’s financial performance reflects both new client additions and a full quarter of consolidated results from our recent acquisition of Managed Healthcare Systems. In addition to the Company’s strong financial results, new sales have exceeded our expectations and our annual client retention rate will exceed 95%.”

Operating income for the three months ended September 30, 2004, increased to $7.2 million, a 53% increase over the $4.7 million from the same period in 2003. The financial results were consistent with management’s expectations, and the Company confirmed that it is on track to meet or exceed its previously stated 2004 financial guidance of approximately $510 million in revenues and earnings of $16.4 million.

Preliminary 2005 Guidance

Based on currently booked business and margin trends, management expects 2005 net income to increase by 35% over 2004 results to at least $22.3 million, which should equate to earnings per share of at least $.61 in 2005. Revenue for 2005 is expected to be between $650 and $700 million. Reported revenue will be directly impacted by the extent to which clients continue to shift pharmacy costs to members in the form of higher co-payments and deductibles. As previously disclosed, the Company does not report member payments as revenue. Factors that could contribute to results exceeding those described above include:

•	new business additions with January 1, 2005, effective dates

•	other new business additions in the balance of 2005

•	accelerated margin contributions from Managed Healthcare Systems

•	enhanced formulary performance and

•	improved generic drug utilization

Earnings and per share calculations may also be affected by the potential issuance of new common stock. Management believes that new capital raised will facilitate accretive investment and earnings opportunities in 2005.

“The Company is well-positioned to deliver earnings growth in 2005 and beyond,” added Mr. Blair. “Throughout the year, we added clients in both existing and new markets, integrated our operations, implemented programs to control our clients’ drug costs and continued to provide our clients with an exemplary level of service. We continue to have significant sales momentum and opportunities to improve margins.”

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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Financial statements follow:

HealthExtras, Inc.

Balance Sheet Information

(In thousands)

September 30, 2004
Assets

Current assets:
Cash and cash equivalents	$34,847
Accounts receivable, net of allowance for doubtful accounts of $1,122	61,420
Inventory, net	373
Deferred income taxes	1,225
Deferred charges:
Direct	1,251
Marketing and promotion	755
Other current assets	3,876

Total current assets	103,747

Fixed assets, net	6,200
Intangible assets, net of accumulated amortization of $2,316	22,319
Goodwill	69,354
Restricted cash	1,000
Other assets	214

Total assets	$202,834

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$60,896
Income tax payable	3,047
Accrued expenses and other current liabilities	2,872
Note payable	5,000
Deferred revenue	4,128

Total current liabilities	75,943

Deferred income taxes	2,511
Notes payable	38,088
Other liabilities	4

Total liabilities	116,546

Stockholders’ equity:
Common stock	335
Additional paid-in capital	75,019
Comprehensive loss	(4)
Retained earnings	10,938

Total stockholders’ equity	86,288

Total liabilities and stockholders’ equity	$202,834

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HealthExtras, Inc.

Income Statement

(In thousands, except per share data)

	For the quarter ended September 30, 2003	For the quarter ended September 30, 2004
Revenue	$95,003	$143,193

Direct expenses	83,909	126,847
Selling, general & administrative expenses	6,428	9,131

Total operating expenses	90,337	135,978

Operating income	4,666	7,215

Interest expense, net	98	352
Other income	—	41

Income before taxes	4,568	6,904

Income tax provision	1,763	2,603

Net income	$2,805	$4,301

EPS - basic	$0.09	$0.13
EPS - diluted	$0.08	$0.12

Weighted average common shares, basic	32,466	33,415

Weighted average common shares, diluted	35,034	36,869

Adjusting items for EBITDA:
Net income	$2,805	$4,301
Depreciation and amortization	584	722
Interest expense, net	98	352
Income tax provision	1,763	2,603

EBITDA	$5,250	$7,978

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